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                               VOTING RIGHTS AGREEMENT

     This Voting Rights Agreement (the "Agreement") is made and entered into as of this 4th day of August, 1997 by and among each of the persons listed on Exhibit A hereto (the "Investors") and Berg & Berg Enterprises, Inc. ("BBE").

                                   R E C I T A L S

     WHEREAS, Mission West Properties, a California corporation (the "Company"), BBE and certain shareholders of the Company entered into a Stock Purchase Agreement, dated as of May 27, 1997 and as amended as of July 2, 1997 (the "Purchase Agreement") pursuant to which the Company agreed to sell and issue 6,000,000 shares of the Company's Common Stock to a group of private investors led by BBE;

     WHEREAS, concurrently herewith, each Investor has executed the Purchase Agreement and subscribed to the number of shares of the Company's Common Stock indicated on a subscription form delivered by each Investor (the "Purchase"); and

     WHEREAS, in connection with the Purchase, the Investors and BBE desire to provide for the future voting of shares of the Company's capital stock held by them;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE 1.
                                        VOTING

     1.1 Each Investor and BBE agree to hold all shares of Common Stock of the Company registered in their respective names or beneficially now or hereafter owned by them (hereinafter collectively referred to as the "Shares") subject to, and to vote the Shares in accordance with, the provisions of this Agreement.

     1.2 Following the closing of the Purchase, each investor agrees to vote such Investor's Shares as directed by Carl Berg, on behalf of BBE, on all matters submitted to a vote of the shareholders of the Company.

     1.3 This voting agreement provided in Section 1.2 above is coupled with an interest and may not be revoked (i) without the consent of the Investors holding at least a majority of the outstanding Shares then held by all Investors and
(ii) without the consent of BBE; provided, however, that BBE then holds shares of Common Stock of the Company.

     1.4 Concurrently with the execution of this Agreement, each of the Investors will authorize and direct the Company, through BBE to imprint or otherwise place on certificates representing the Shares the following, or a substantially similar, restrictive legend (the "Legend'):

     "The shares represented by this certificate are subject to the terms and conditions of a Voting Rights Agreement, dated as of __________, 1997, all the terms of which are incorporated herein by reference. A copy of such Agreement may be obtained without charge upon written request to the Company at its principal place of business."

     1.5 The provisions of this Agreement shall be binding upon the successors in interest to any of the Shares. Investor understands that the Company shall not permit the transfer of any of the Shares on its books or issue a new certificate representing any of the Shares unless and until the person to whom such


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security is to be transferred shall have executed a written agreement, substantially in the form of this agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were an Investor.

     1.7 Except as provided by this Agreement, each Investor and BBE shall exercise the full rights of a shareholder with respect to the Shares held by each.

                                      ARTICLE 2.
                                 EFFECT; TERMINATION

          This Agreement shall continue in full force and effect with respect to all Shares from the date of the Purchase until the earliest of the following dates: (i) upon any sale of the Shares pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, but only as to the Shares so sold; (ii) any sale of the shares pursuant to Rule 144 promulgated under the Securities Act, but only as to the Shares so sold; or (iii) two years after the effective date of this Agreement, at which time this Agreement will terminate in its entirety.

                                      ARTICLE 3.
                                    MISCELLANEOUS

     3.1 The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

     3.2 This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California without regard to any principles governing conflicts of laws.

     3.3 The rights and covenants provided herein are the sole and entire agreement between the Investors and BBE with respect to the subject matter hereof. This Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived as to all Investors and BBE, only by an instrument in writing signed by a majority-in-interest of the Investors and BBE. Notwithstanding the above, this Agreement may also be amended by BBE with no further action on the part of the Investors solely to include as Investors hereunder holders of Common Stock of the Company issued by the Company after the closing of the Purchase.

     3.4 If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     3.5 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

     3.6 In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the Company's shareholders pursuant to a plan of merger) are issued on, or in exchange for, any of the Shares held by the Investors by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

     3.7 This Agreement may be executed in counterparts, and the counterparts may be delivered


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by facsimile.

     3.8 No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Except as provided in
Section 3.3 hereof, any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
     The foregoing Voting Rights Agreement is hereby executed as of the date first above written.

                                  BERG & BERG ENTERPRISES, INC.


                                  By:
                                     ------------------------------------

                                         --------------------------------
                                         Please print name and title

                                  Address:  10050 Bandley Drive
                                            Cupertino, CA 95014


                                  INVESTORS:


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                                  By:
                                     ------------------------------------

                                         --------------------------------
                                         Please print name and title



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